Exhibit 99
[PSYCHIATRIC SOLUTIONS, INC. LOGO]
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS COMPLETES PURCHASE OF
ALTERNATIVE BEHAVIORAL SERVICES FROM FHC HEALTH SYSTEMS

Completes Expansion of Senior Credit Facilities
FRANKLIN, Tenn. (December 4, 2006) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has completed its previously announced purchase of Alternative Behavioral Services, Inc. (“ABS”) for a cash purchase price of $210 million from FHC Health Systems, Inc. ABS, headquartered in Norfolk, Virginia, operates nine inpatient psychiatric facilities with approximately 1,050 beds in Virginia, South Carolina, Tennessee, Kentucky, Puerto Rico and the U.S. Virgin Islands.
     PSI financed the transaction with proceeds from its amended and restated Senior Secured Credit Facilities, through which it expanded its revolver by $150 million and increased its existing term loan by $150 million. PSI improved the interest rate on its revolver by 25 basis points to LIBOR plus 125 basis points and retained the existing interest rate on its term loan of LIBOR plus 175 basis points. The add-on to the term loan and a portion of the revolver were used to finance the cash purchase.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 73 owned or leased freestanding psychiatric inpatient facilities with approximately 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
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